                                                                     Exhibit 5.1


                              DORSEY & WHITNEY LLP
                             Pillsbury Center South
                             220 South Sixth Street
                        Minneapolis, Minnesota 55402-1498


Ancor Communications, Incorporated
6130 Blue Circle Drive
Minnetonka, Minnesota 55343

         Re:  Registration Statement on Form S-3

Ladies and Gentlemen:

         We have acted as counsel to Ancor Communications, Incorporated, a Minnesota corporation (the "Company"), in connection with a Registration Statement on Form S-3, together with any subsequent amendments thereto (the "Registration Statement"), relating to the proposed issuance by the Company of 2,875,000 shares of the Company's common stock, $.01 par value per share, including 375,000 shares which the underwriters may purchase to cover any over-allotments (the "Common Stock").

         We have examined such documents, including resolutions adopted by written consent by the Board of Directors of the Company effective as of July 15, 1999 (the "Resolutions"), and have reviewed such questions of law as we have considered necessary and appropriate for the purposes of our opinion set forth below. In rendering our opinion, we have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures and the conformity to authentic originals of all documents submitted to us as copies. We have also assumed the legal capacity for all purposes relevant hereto of all natural persons and, with respect to all parties to agreements or instruments relevant hereto other than the Company. As to questions of fact material to our opinion, we have relied upon certificates of officers of the Company and of public officials.

         Based on the foregoing, we are of the opinion that the Common Stock has been duly authorized by all requisite corporate action and, upon issuance, delivery and payment therefor will be validly issued, fully paid and nonassessable.

         The opinion set forth above is subject to the following qualifications and exceptions:

                  (a) In rendering the opinion set forth above, we have assumed that, at the time of the issuance and delivery of the Common Stock, the Resolutions will not have been modified or rescinded, there will not have occurred any change in the law affecting the authorization, issuance or delivery of the Common Stock, the Registration Statement will have been declared effective by the Securities and Exchange Commission and will continue to be effective, and neither the issuance and sale thereof will result in a violation

Ancor Communications, Incorporated
Page 2


         of any agreement or instrument then binding upon the Company or any order of any court or governmental body having jurisdiction over the Company.

         Our opinion expressed above is limited to the laws of the State of Minnesota and the federal laws of the United States of America.

         We hereby consent to your filing of this opinion as an exhibit to the Registration Statement, and to the reference to our firm under the caption "Legal Matters" contained in the prospectus included therein.


Dated: July 15, 1999


                                                  Very truly yours,

                                                  /s/ Dorsey & Whitney LLP


AEA